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                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-95548) of UCAR International Inc. of our report dated June 7, 2000, relating to the statements of net assets available for benefits of the UCAR Carbon Savings Plan as of December 31, 1998 and 1999, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears on page 12 of this Annual Report on Form 11-K for the year ended December 31, 1999.

KPMG LLP

Nashville, Tennessee
June 28, 2000